Exhibit 99.1

News Release

Investor Relations Contact:

Molly Plyler

The Blueshirt Group

415-217-7722

molly@blueshirtgroup.com

InsWeb Reports Third Quarter 2008 Results

•                  Reminder: Conference Call and Webcast today at 5:00 pm ET; Dial-In:  (800) 867-1054

SACRAMENTO, Calif., October 23, 2008 - InsWeb Corp. (NASDAQ: INSW), a leading online insurance marketplace, today announced results for the third quarter ended September 30, 2008.

Revenues for the third quarter of 2008 were $9.0 million, an increase of approximately 2.3% as compared to $8.8 million in the second quarter of 2008 and a decrease of approximately 2.4% as compared to $9.2 million in the third quarter of 2007.  InsWeb reported a net loss for the third quarter of 2008 of $552,000, or $0.12 per diluted share.  This compares to a net loss in the second quarter of 2008 of $977,000 or $0.21 per diluted share, and to net income in the third quarter of 2007 of $464,000, or $0.08 per diluted share.

Adjusted EBITDA, a non-GAAP financial measure used by InsWeb’s management and defined below, was a loss of $432,000 in the third quarter of 2008,

as compared to a loss of $518,000 in the second quarter of 2008 and to income of $692,000 in the third quarter of 2007.

“While we posted modest gains in revenue and net loss on a sequential basis, our strong progress in signing up new agencies and carriers could not offset some near-term challenges during the third quarter,” stated InsWeb Chairman & CEO Hussein Enan. “On the consumer side, we began to experience reduced demand, as fewer people bought cars and houses or moved, three primary reasons for shopping for insurance. On the provider side, we felt the first full quarter impact of ongoing disruptions in lead flow from certain carriers undergoing rate revisions or other transitions. At the same time, we grew our agency base 38% over the comparable period last year, expanded our platform with the addition of two new carriers and two new aggregators, and increased our total number of syndication partnerships to five.  We also made strides in creating new channels to deliver and monetize traffic more effectively, including the development of a new consumer-centric insurance-related destination site under the insurancerates.com domain acquired last quarter, which will launch in the first quarter of 2009.”

“Given the current dynamics affecting our business and our inability to predict the extent to which they will be balanced by the new carriers, agencies and aggregators we have recently added and continue to add, we are unable to effectively gauge our revenue potential for the seasonally slower fourth quarter.  While we are confident that InsWeb will post double-digit revenue growth over 2007, it is likely that we will fall short of our previous goal of 25% annual revenue growth. We expect to exit the year with a clean and strong balance sheet, a healthy cash position, and no debt. We remain very excited about the future of our business and the initiatives we have in place to drive revenues and profits over the long-term,” concluded Mr. Enan.

Non-GAAP Financial Information

In evaluating InsWeb’s business, the Company’s management considers and uses Adjusted EBITDA as a supplemental measure of operating performance.

Adjusted EBITDA refers to a financial measure that the Company defines as net income (loss) excluding interest, taxes, depreciation, amortization, share-based compensation, and other non-recurring gains and losses that are not related to the Company’s continuing operations.  This measure is an essential component of InsWeb’s internal planning process because it facilitates period-to-period comparisons of the Company’s operating performance by eliminating potential differences in net income (loss) caused by the existence and timing of non-cash charges and non-recurring gains and losses.  Furthermore, Adjusted EBITDA reflects the key revenue and expense items for which InsWeb’s operating managers are responsible.

InsWeb Corporation

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

(In thousands)

(unaudited)

	Three months Ended
	September 30,	June 30,	September 30,
	2008	2008	2007
Net income (loss)	$(552)	$(977)	$464
Less
Interest income	47	60	108
Add
Income tax benefit	(44)	(9)	—
Share-based compensation expense	164	78	264
Depreciation and amortization of property, equipment and intangible assets from continuing operations	47	40	37
Non-recurring expenses	—	410	35
Adjusted EBITDA from continuing operations	$(432)	$(518)	$692

Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and has limitations as an analytical tool.  You should not consider it in isolation or as a substitute for the Company’s U.S. GAAP net income (loss).  The principal limitations of this measure are that: 1) it does not reflect the Company’s actual expenses and may thus have the effect of inflating or reducing the Company’s net income (loss) and net income (loss) per share; and 2) it may not be comparable to Adjusted EBITDA as reported by other companies.

Earnings Call Information

The InsWeb third quarter teleconference and webcast is scheduled to begin at 2:00 p.m., Pacific Time, on Thursday, October 23, 2008. To participate on the live call, analysts and investors should dial 800-867-1054 at least ten minutes prior to the call.  InsWeb will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the Company’s Web site at http://investor.insweb.com/index.cfm.

About InsWeb

InsWeb (NasdaqCM: INSW) enables consumers to compare multiple, actionable quotes for auto, term life, health, homeowners, renters and condominium insurance offerings from many of the nation’s highly rated insurers. The top-rated online insurance marketplace also provides interactive tools and independent research. Headquartered in Sacramento, Calif., InsWeb is accessible at www.insweb.com.

For further information regarding InsWeb Corporation, please review the Company’s filings with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and in particular Management’s Discussion and Analysis of Financial Condition and Results of Operations.

This news release contains forward-looking statements reflecting management’s current forecast of certain aspects of the Company’s future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements expressing the intent, belief or current expectations of the Company and members of our management team regarding: projected future revenues, revenue growth, expenses, profitability and financial position; marketing and consumer acquisition; the results of strategic initiatives, including AgentInsider and the Agent Directory; increased or decreased participation by insurance companies, agents and other purchasers of consumer leads; and product and technological implementations.

The Company’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company’s business, which include, but are not limited to: variations in consumer usage of the internet to shop for and purchase insurance; the willingness and capability of insurance companies or other insurance entities to offer their products or instant quotes on the Company’s website or through the Company’s licensed subsidiaries; changes in the Company’s relationships with existing insurance companies or other customers, including, changes due to consolidation within the insurance industry; changes in the Company’s relationship with strategic and/or marketing partners; the Company’s ability to attract and integrate new insurance providers and strategic partners; implementation of competing Internet strategies by existing and potential competitors; implementation and consumer acceptance of new product or service offerings; the outcome of litigation in which the Company is a party; insurance and financial services industry regulation; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company’s filings with the Securities and Exchange Commission.

“INSWEB” and “AGENTINSIDER” are registered service marks of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.

INSWEB CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

[ Amounts in thousands, except per share amounts ]

[  unaudited  ]

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
Transactions	$8,955	$9,167	$30,677	$25,273
Other	55	64	174	197
Total revenues	9,010	9,231	30,851	25,470

Operating expenses:
Direct marketing	6,497	5,899	22,040	15,024
Sales and marketing	1,505	1,251	4,233	4,056
Technology	774	691	2,401	2,344
General and administrative	877	1,034	3,276	3,259
Total operating expenses	9,653	8,875	31,950	24,683
Income (loss) from operations	(643)	356	(1,099)	787
Interest income	47	108	196	287
Other income (expense), net	—	—	—	6
Income (loss) before income taxes	(596)	464	(903)	1,080
Income tax benefit	(44)	—	(44)	—
Net income (loss)	$(552)	$464	$(859)	$1,080

Net income (loss) per share:
Basic	$(0.12)	$0.10	$(0.18)	$0.25
Diluted	$(0.12)	$0.08	$(0.18)	$0.21

Weighted average shares used in computing net income (loss) per share:
Basic	4,703	4,495	4,677	4,331
Diluted	4,703	5,515	4,677	5,108

INSWEB CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

[Amounts in thousands]

[unaudited]

	September 30,	December 31,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$9,125	$10,777
Accounts receivable, net	2,410	2,428
Related party receivables	302	48
Prepaid expenses and other current assets	1,240	548
Total current assets	13,077	13,801

Property and equipment	284	257
Other assets	281	75
Total assets	$13,642	$14,133

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,338	$2,118
Accrued expenses	1,107	1,426
Deferred revenue	267	246
Total current liabilities	3,712	3,790

Commitments and contingencies Shareholders’ equity:
Common stock	8	8
Paid-in capital	206,655	206,208
Treasury stock	(6,334)	(6,334)
Accumulated deficit	(190,399)	(189,539)
Total shareholders’ equity	9,930	10,343
Total liabilities and shareholders’ equity	$13,642	$14,133

The following financial highlights and key metrics are provided as a resource for our investors. Please refer to the Company’s filings with the Securities and Exchange Commission for additional information regarding our business.

	Three months Ended
	September 30,	June 30,	September 30,
	2008	2008	2007
Revenues:
Auto	$7,574,000	$7,266,000	$7,995,000
Home/condo/renters	$862,000	$1,015,000	$554,000
Term life	$377,000	$360,000	$611,000
Agent Directory	$134,000	$105,000	N/A
All other	$8,000	$5,000	$7,000
Total transaction fees	$8,955,000	$8,751,000	$9,167,000
# of Consumers:
Auto	2,245,000	2,033,000	1,802,000
Home/condo/renters	212,000	211,000	150,000
Term life	17,000	16,000	14,000
Agent Directory	383,000	478,000	N/A
Total	2,857,000	2,738,000	1,966,000
Transaction revenue per consumer:
Auto	$3.37	$3.57	$4.44
Home/condo/renters	$4.06	$4.81	$3.69

Auto Segment B revenue per click	$6.30	$6.26	$6.49
Avg. times lead sold- (auto and home)	3.93	3.66	N/M
Agent network (auto and home):
Agent Insider approved agents	6,775	6,402	4,902

Direct marketing costs:	$6,497,000	$6,238,000	$5,899,000

Marketing costs per consumer:
Total	$2.27	$2.28	$3.00
Excluding Agent Directory	$2.59	$2.71	$3.00
Direct marketing costs as a percent of revenues:	72%	71%	64%

Cash and cash equivalents:	$9,125,000	$10,674,000	$8,491,000
Accounts receivable:	$2,410,000	$2,360,000	$5,104,000
Days sales outstanding (DSO):	24	31	43
Staffing:	89	84	59

Definitions:

“# of consumers”	Represents consumers acquired from marketing activities
“Per consumer information”	Represents Revenues earned or marketing costs incurred per consumer who has started a quote form
“Segment B”	Auto Insurance consumers classified as non-standard (bad driving record, not enough experience, or not permanently insured for 3 years)
“Avg. times lead sold”	Total # of times a lead is sold, including leads sold by NetQuote on our behalf
“Carrier-sponsored agents”	Carriers buying leads through InsWeb on behalf of their Agents
“AgentInsider approved agents”	# of agents approved to buy leads through AgentInsider
“Direct marketing costs”	Represents expenses incurred by InsWeb to drive the consumers to InsWeb’s online insurance marketplace
“N/M”	Information not meaningful
“N/A”	Information not available